CONFIRMING STATEMENT


This Statement confirms that the undersigned, Hing Chung Wong, has authorized and designated Kermit Nolan to execute and file on the undersigned's behalf the October 31, 2008 Form 4 (including any amendments thereto) that the undersigned was required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Synaptics Incorporated. The undersigned acknowledges that Kermit Nolan is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Dated:  November 6, 2008.


/s/ Hing Chung Wong